Exhibit 3.65

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CENTURY COMMUNITIES OF NEVADA, LLC”, FILED IN THIS OFFICE ON THE FOURTH DAY OF MARCH, A. D. 2014, AT 1:41 O’CLOCK P.M.

/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1178756 DATE: 03-04-14

5491967 8100 140282981 You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 03/04/2014
FILED 01:41 PM 03/04/2014
SRV 140282981 - 5491967 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

CENTURY COMMUNITIES OF NEVADA, LLC

FIRST: The name of the limited liability company is CENTURY COMMUNITIES OF NEVADA, LLC.

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Delaware 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 4th day of March, 2014.

By:	/s/ Todd Amberry
Authorized Person(s)

Name:	Todd Amberry, Organizer